Exhibit 10.1

T H E W A Y T O P A Y™

November 8, 2013 Vin D'Agostino
Dear Vin,
VeriFone, Inc. ("VeriFone") is pleased to offer you the exempt position of SVP, Global Business Development, overseeing VeriFone's global business development activities and reporting to VeriFone's EVP Corporate Development & General Counsel. VeriFone may withdraw the offer set forth in this letter at any time prior to your acceptance for any reason. All figures herein are in USD.
Your employment will commence as of January 6, 2014, unless otherwise agreed upon.
You will be based in VeriFone's San Jose, California and New York City, New York office, with a starting annual salary of $360,000.00. You will also be eligible for an annual fiscal year target bonus of $240,000.00 based on the achievement of certain company-wide corporate financial performance objectives and your business unit and/or functional area corporate objectives, as set by the VeriFone Board of Directors, the VeriFone CEO and your manager, all per the terms of the VeriFone VIPOR bonus policy. The bonus target is prorated for any partial fiscal year that you are employed with us (e.g. for fiscal 2014) and you will not be eligible for any bonus payment if you are not employed by VeriFone at the end of the relevant measurement period for such bonus payment. Further and pursuant to VeriFone's standard award grant, valuation and 4-year vesting policies, upon the first anniversary of your new hire grant you will receive a refresh equity award of $350,000, equally split between restricted stock unit and stock option awards. You shall be eligible for future equity awards as determined in the sole discretion of the compensation committee of the VeriFone board of directors.
In addition, you shall receive an initial new hire equity award with a value of $750,000, equally split between restricted stock units and stock option awards. The equity awards shall vest pursuant to VeriFone's standard vesting policy, provided that you continue to be employed by VeriFone on the applicable vesting date. The award will be subject to the terms and conditions of the applicable VeriFone stock plan and VeriFone equity award grant agreement under which the award is granted.
In addition to your salary, you and your qualified dependents will be eligible to receive customary employee benefits that VeriFone provides to employees in comparable positions as the position being offered to you. Most of these benefits take effect on your first day of employment with VeriFone. These comprehensive benefits include medical, dental, life, and disability plans. With a few restrictions and eligibility requirements, additional benefits include:

•	Paid Company Holidays

•	Paid Flexible Time Off (FTO)

•	401(k) Retirement, Savings, and Investment Plan

•	Education Reimbursement Plan

VeriFone desires to attract and retain individuals who meet our high standards of performance and conduct. However, VeriFone cannot guarantee that you will be employed for any specific length of time. Except as provided herein, your employment will be at will, and may be terminated at any time by either you or VeriFone. We will work closely with you to ensure that you understand our performance and productivity expectations. Please note that VeriFone may modify the terms, conditions, duties, compensation and benefits associated with your employment at any time in its sole discretion.
As a VeriFone employee, you will be expected to abide by VeriFone's policies and procedures which are posted on our internal company website. Acceptance of employment with VeriFone will indicate your agreement to be bound by all terms of VeriFone's policies and procedures. In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race, or other discrimination or harassment), you and VeriFone agree that all such disputes and claims shall be fully, finally, and exclusively resolved by binding arbitration conducted by the American Arbitration Association ("AAA") in Santa Clara County, California (unless we mutually agree to a different location). You and the VeriFone each expressly waive their respective rights to have such disputes tried by a court or jury. The arbitration will be conducted by a single arbitrator appointed by the AAA in accordance with the AAA's then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org. With respect to any disputes that arise out of or relating to the employment period through March 31, 2016, VeriFone will pay or reimburse any reasonable expenses, including reasonable attorney's fees, you incur as a result of any such disputes so long as you prevail on at least one material issue in the dispute.
In your work for VeriFone, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person to whom you ·have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry, which is otherwise legally in the public domain, or which is otherwise provided or developed by VeriFone. You agree that you will not bring onto VeriFone's premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent that you have disclosed to VeriFone any contract you have signed that may restrict your activities on behalf of VeriFone.
As a condition of employment, you must also comply with the enclosed Patent and Confidential Information Agreement, which prohibits unauthorized use or disclosure of VeriFone proprietary information. Please sign and return this document along with the signed offer letter.
This offer is contingent upon successful completion of a background investigation including criminal history and identity check and subject to your submission of an I-9 form and satisfactory documentation regarding your identification and right to work in the United States, no later than three working days after your employment begins.
Please indicate your acknowledgment and acceptance of the offer set forth in this letter by signing, dating, and returning a signed copy of this offer letter, together with a signed copy of the enclosed Patent and Confidential Information Agreement, to me no later than 5:00pm Pacific time on November 12, 2013 (if not so returned by that date, this offer will expire).

Vin, we look forward to having you as a member of the VeriFone team and to developing a mutually beneficial working relationship.

Sincerely,
/s/ Paul Galant

Paul Galant
Chief Executive Officer
VeriFone, Inc.

Acknowledged and Accepted by:

/s/ Vin D’Agostino                            11/11/13
Date